Exhibit 99.(k)(4)

ORGANIZATIONAL EXPENSE
SUPPORT AGREEMENT

This Organizational Expense Support Agreement (the “Agreement”) is made this 9th day of July, 2025, by and between EP Private Capital Fund I, a Delaware statutory trust (the “Fund”), and Eagle Point Credit Management LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Fund is a non-diversified, closed-end management investment company that is registered as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Fund has retained the Adviser to furnish investment advisory services to the Fund on the terms and conditions set forth in the investment advisory agreement, dated July 9, 2025, entered into between the Fund and the Adviser, as may be amended or restated (the “Investment Advisory Agreement”); and

WHEREAS, the Fund and the Adviser have determined that it may be appropriate and in the best interests of the Fund for the Adviser to pay certain expenses of the Fund, as set forth herein.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. Adviser Expense Payments to the Fund

1.             The Fund will pay for its organizational expenses, including legal fees and U.S. Securities and Exchange Commission and state registration and other regulatory fees incurred connection with the organization of the Fund (“Organizational Expenses”), up to $300,000. The Adviser and Eagle Point Administration LLC, the Fund’s administrator (the “Administrator”), or their affiliates will bear any Organizational Expenses in excess of $300,000.

2.             Subject to this limit, the Fund may pay Organizational Expenses in the form of direct payments to third-party vendors and may pay Organizational Expenses directly or in the form of reimbursement to affiliates of the Fund, the Adviser or the Administrator or their respective affiliates that have paid Organizational Expenses on the Fund’s behalf (such reimbursement by the Fund is herein referred to as an “Affiliate Organizational Expense Reimbursement”). In connection with any Affiliate Organizational Expense Reimbursement, the Adviser may deliver a notice in the form of Appendix A to this Agreement.

2. Termination and Survival

(a)	This Agreement shall become effective as of the date of this Agreement.

(b)	This Agreement shall automatically terminate in the event of (i) the termination by the Fund of the Investment Advisory Agreement; (ii) the Board of Trustees of the Fund makes a determination to dissolve or liquidate the Fund; or (iii) an initial public offering or other listing of the Fund’s common shares of beneficial interest on a national securities exchange, a sale of all or substantially all of the Fund’s assets or a transaction or series of transactions, including by way of merger, consolidation recapitalization, reorganization, or sale of stock, in each case for consideration of either cash and/or publicly listed securities of the acquirer.

(c)	Sections 2 and 3 of this Agreement shall survive any termination of this Agreement.

3. Miscellaneous

(a)	The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b)	This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

(c)	Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of New York. For so long as the Fund is a registered investment company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of New York or any of the provisions herein conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Fund to take any action contrary to the Fund’s Amended and Restated Agreement and Declaration of Trust or By-Laws, as each may be amended or restated, or to relieve or deprive the Board of Trustees of the Fund of its responsibility for and control of the conduct of the affairs of the Fund.

(d)	If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)	The Fund shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the Adviser.

(f)	This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

EP PRIVATE CAPITAL FUND I

By:	/s/ Lena Umnova
Name: Lena Umnova
Title: Chief Financial Officer

EAGLE POINT CREDIT MANAGEMENT LLC

By:	/s/ Kenneth Onorio
Name: Kenneth Onorio
Title: Chief Financial Officer

[Signature Page to Organizational Expense Support Agreement]

Appendix A

Form of Notice of Organizational Expense Payment or Affiliate Organizational Expense Reimbursement

☐ Organizational Expenses Paid on the Fund’s Behalf

Organizational Expense Payment Effective Date:	_____

Organizational Expense Payment Amount:	_____

☐ Affiliate Organizational Expense Reimbursement

Affiliate Organizational Expense Reimbursement Effective Date:	_____

Affiliate Organizational Expense Reimbursement Amount:	_____